EXECUTION COPY
Exhibit B
EXCHANGE AGREEMENT
     This Exchange Agreement (this “Agreement”) is made and entered into as of May 2, 2007, among Central Park Holding Company, LLC, a Delaware limited liability company (“Family LLC”), and the stockholders (“Stockholders”) of Cablevision Systems Corporation (the “Company”) listed on Annex A attached hereto.
     WHEREAS, concurrently with the execution and delivery of this Agreement, Family LLC, Central Park Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Family LLC (“MergerCo”), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), which provides, among other things, for the merger of MergerCo with and into the Company, with the Company surviving as a wholly-owned subsidiary of Family LLC (the “Merger”);
     WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of, and has the sole or shared right to vote and dispose of, that number of shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Stock”) and that number of shares of Class B common stock, par value $0.01 per share, of the Company (“Class B Stock” and together with Class A Stock, “Common Stock”), set forth opposite such Stockholder’s name on Annex A hereto;
     WHEREAS, subject to the conditions set forth herein, immediately prior to the Effective Time (i) each Stockholder desires to exchange that number of shares of Common Stock set forth opposite such Stockholder’s name on Annex A hereto (such Stockholder’s “Rollover Shares”), and (ii) Family LLC desires to issue to such Stockholder, in exchange (the “Exchange”) for such Rollover Shares, limited liability company interests in Family LLC (“Family LLC Units”) as set forth opposite each Stockholder’s name on Annex A hereto.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the parties hereto agree as follows:
     1. Share Exchange.
     (a) Immediately prior to the Effective Time (as defined in the Merger Agreement), each Stockholder will assign, transfer, convey and deliver such Stockholder’s Rollover Shares to Family LLC and, in exchange for such Rollover Shares, Family LLC shall issue and deliver to such Stockholder the number of Family LLC Units set forth opposite such Stockholder’s name on Annex A. If any Rollover Shares are held in “street name” by the Stockholder, such Stockholder agrees to arrange for appropriate transfer to Family LLC hereunder.

     (b) In the event that the Exchange is consummated but the Merger Agreement is terminated in accordance with its terms, then the Exchange will be void ab initio and deemed not to have occurred and each Stockholder will deliver to Family LLC the number of Family LLC Units received by such Stockholder pursuant to paragraph (a) of this Section 1 and Family LLC will deliver to each Stockholder the Rollover Shares previously delivered by such Stockholder to Family LLC.
     2. Closing.
     (a) The closing of the transactions contemplated by this Agreement (the “Exchange Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, immediately prior to the Closing (as defined in the Merger Agreement).
     (b) At the Exchange Closing, each Stockholder will deliver to Family LLC stock certificates duly endorsed for transfer to Family LLC, or accompanied by stock powers duly endorsed in blank, and representing each such Stockholder’s Rollover Shares, and Family LLC will reflect on its books and records such Stockholder’s ownership of the number of Family LLC Units set forth opposite such Stockholder’s name on Annex A.
     3. Representations and Warranties of the Investors. Each Stockholder represents and warrants, severally but not jointly, as follows:
     (a) Binding Agreement. Each Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
     (b) Ownership of Shares. Such Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the sole or shared power to vote and dispose of the number of shares of Common Stock set forth opposite such Stockholder’s name in Annex A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares), except as may exist by reason of this Agreement, any margin loan, any agreement among the Stockholders or pursuant to applicable law. Except as provided for in this Agreement, there are no outstanding options or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any of such shares.
     (c) No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of such Stockholder’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which such Stockholder is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Stockholder’s Rollover Shares, or (b) require any material consent, authorization or approval of any person, entity or governmental entity, or (c) violate or conflict with any writ, injunction or decree applicable to such Stockholder or such Stockholder’s Rollover Shares.
     (d) Accredited Investor. Such Stockholder is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
     (e) Investor’s Experience. (A) Such Stockholder’s financial situation is such that the Stockholder can afford to bear the economic risk of holding the Family LLC Units to be received by such Stockholder, (B) such Stockholder can afford to suffer complete loss of his investment in such Family LLC Units, and (C) such Stockholder’s knowledge and experience in financial and business matters are such that the Stockholder is capable of evaluating the merits and risks of the Stockholder’s investment in such Family LLC Units.
     (f) Investment Intent. Such Stockholder is acquiring Family LLC Units solely for the Stockholder’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Stockholder agrees that the Stockholder will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Family LLC Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Family LLC Units), except in compliance with (i) the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement and any other agreement entered into among the Stockholders.

     4. Conditions Precedent. The obligations of each Stockholder to consummate the transactions contemplated hereby are subject to the conditions set forth in Article VI of the Merger Agreement being satisfied or waived by the Company or Family LLC, as the case may be.
     5. Certain Approvals. Family LLC shall not agree to any material amendment to the Merger Agreement, including, without limitation, any increase in the Merger Consideration (as defined in the Merger Agreement), or the Commitment Letter (as defined in the Merger Agreement) without the consent of the holders of two-thirds of the aggregate number of shares of Common Stock set forth on Schedule A.
     6. Operating Agreement. Simultaneously with the Closing (as defined in the Merger Agreement), the Stockholders, including Charles F. Dolan in his capacity as a Stockholder and the sole member of Family LLC, shall enter into an Amended and Restated Limited Liability Company Agreement of Family LLC, substantially on the terms contained in Annex B hereto.
     7. Miscellaneous.
     (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to any Stockholder at the address of such Stockholder set forth on Annex A (or at such other address as shall be specified by such Stockholder by like notice) and to Family LLC at the following addresses or at such other address as shall be specified by Family LLC by like notice:
to:
Central Park Holding Company, LLC
c/o Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier: (516) 803-1186
Attention: Brian G. Sweeney

with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telecopier: (212) 909-6836
Attention: Richard D. Bohm
     (b) Binding Effect; Benefits. This Agreement will be binding upon the successors, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended or will be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. No party will have liability for any breach of any representation or warranty contained herein, except for any knowing or intentional breach thereof.
     (c) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
     (d) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by any Stockholder without the prior written consent of Family LLC.
     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7(a) of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.
     (f) Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
     (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
     (h) Waiver. Any party to this Agreement may waive any condition to their obligations contained herein.
     (i) Termination. This Agreement will terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the consummation of the Merger pursuant to the Merger Agreement. Termination will not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CENTRAL PARK HOLDING COMPANY, LLC

By:	/s/ Charles F. Dolan

Name: Charles F. Dolan
Title: President

/s/ Charles F. Dolan
Charles F. Dolan

/s/ James L. Dolan
James L. Dolan

/s/ Thomas C. Dolan
Thomas C. Dolan

/s/ Patrick F. Dolan
Patrick F. Dolan

/s/ Deborah A. Dolan-Sweeney
Deborah A. Dolan-Sweeney

/s/ Marianne Dolan Weber
Marianne Dolan Weber

/s/ Kathleen Dolan

Kathleen Dolan, individually and as a Trustee of the Dolan Grandchildren Trust, the DC James Trust, the DC Thomas Trust, the DC Patrick Trust, the DC Kathleen Trust, the DC Marianne Trust, the DC Deborah Trust, the CFD Trust No. 1, the CFD Trust No. 2, the CFD Trust No. 3, the CFD Trust No. 4, the CFD Trust No. 5 and the CFD Trust No. 6 and as Trustee of the Charles Dolan 1989 Trust, the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust

/s/ Paul J. Dolan

Paul J. Dolan, not individually, but solely as a Trustee of the Dolan Grandchildren Trust, the DC James Trust, the DC Kathleen Trust, the CFD Trust No. 1 and the CFD Trust No. 6

/s/ Mary S. Dolan

Mary S. Dolan, not individually, but solely as a Trustee of the DC Deborah Trust, the DC Patrick Trust, the CFD Trust No. 2 and the CFD Trust No. 4

/s/ Matthew J. Dolan

Matthew J. Dolan, not individually, but solely as a Trustee of the DC Marianne Trust, the DC Thomas Trust, the CFD Trust No. 3 and the CFD Trust No. 5

/s/ Lawrence J. Dolan
Lawrence J. Dolan, not individually, but solely as a Trustee of the Charles F. Dolan 2001 Family Trust

/s/ David M. Dolan
David M. Dolan, not individually, but solely as a Trustee of the Charles F. Dolan 2001 Family Trust

Annex A

Name and Address of Investor	Rollover Shares	Family LLC Units
Charles F. Dolan 119 Cove Neck Road Oyster Bay, NY 11771	25,742,734	25,742,734

James F. Dolan c/o JLD Family Office 1111 Stewart Avenue Bethpage, NY 11714	215,958	215,958

Patrick F. Dolan 48 Midland Street Cold Spring Harbor, NY 11724	75,490	75,490

Thomas C. Dolan c/o Cablevision Systems Corporation 1111 Stewart Avenue Bethpage, NY 11714	122,668	122,668

Kathleen M. Dolan 94B Bowman Road Barnard, VT 05031	6,381	6,381

Deborah A. Dolan-Sweeney 91 Cove Neck Road Oyster Bay, NY 11771	6,381	6,381

Marianne Dolan Weber 33 Southard Avenue Rockville Centre, NY 11570	6,381	6,381

Dolan Grandchildren Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,600	1,600

Name and Address of Investor	Rollover Shares	Family LLC Units
DC James Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,934,443	1,934,443

DC Patrick Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,878,085	1,878,085

DC Thomas Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,934,443	1,934,443

DC Kathleen Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,934,443	1,934,443

DC Deborah Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,934,443	1,934,443

DC Marianne Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,878,085	1,878,085

CFD Trust No. 1 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,932,937	1,932,937

Name and Address of Investor	Rollover Shares	Family LLC Units
CFD Trust No. 2 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,932,937	1,932,937

CFD Trust No. 3 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,876,579	1,876,579

CFD Trust No. 4 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,857,434	1,857,434

CFD Trust No. 5 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,932,938	1,932,938

CFD Trust No. 6 c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	1,932,938	1,932,938

Tara Dolan 1989 Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	60,627	60,627

Charles Dolan 1989 Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	60,627	60,627

Name and Address of Investor	Rollover Shares	Family LLC Units
Ryan Dolan 1989 Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	60,627	60,627

Charles F. Dolan 2001 Family Trust c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797 Attention: William A. Frewin, Jr.	7,809,110	7,809,110